Exhibit 99.1

Dorian LPG Ltd. Announces Second  Quarter Fiscal Year 2019 Financial Results

Stamford, CT –October 31, 2018 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and

“our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended September 30, 2018.

Highlights for the Second Quarter Fiscal Year 2019

▪

Revenues of $40.8 million and Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $20,973  for the three months ended September 30, 2018,  compared to revenues of $34.7 million and TCE rate of $18,015 for the three months ended September 30, 2017.

▪

Net loss of $(8.2) million, or $(0.15) earnings/(loss) per basic and diluted share (“EPS”), and adjusted net loss(1) of $(9.2) million, or $(0.17) adjusted diluted earnings/(loss) per share (“adjusted EPS”),(1) for the three months ended September 30, 2018.

▪	Adjusted EBITDA(1) of $17.9 million for the three months ended September 30, 2018.

▪	Increased vessel operating days to 1,925 and fleet utilization to 95.8% in the three months ended September 30, 2018 from 1,857 and 91.8% for the three months ended September 30, 2017.

▪	Entered into a contract for seven of our ECO VLGCs to be fitted with exhaust gas cleaning systems (commonly referred to as “scrubbers”).

(1)

TCE, adjusted net loss, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net loss to adjusted net loss, EPS to adjusted EPS and net loss to adjusted EBITDA included in this press release.

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Demand for VLGCs increased during our fiscal second quarter driven by increasing export volumes and end-user demand. This improvement is reflected in higher fleet utilization during the quarter and improvement in achieved TCE rates. While additional VLGCs scheduled for delivery in 2019 negatively impacts supply, we believe the market has become more balanced. We continue to focus on maximizing our commercial scale through our participation in the Helios LPG Pool and on delivering strong results. In particular, the fuel-efficiency of our modern fleet of ECO VLGCs is a significant competitive advantage. We believe that we are well positioned to deliver strong cash flows throughout the market cycle as a result of our low leverage, no near-term debt maturities and a best-in-class fleet.”

Second Quarter Fiscal Year 2019 Results Summary

Net loss amounted to $(8.2) million, or $(0.15) per share, for the three months ended September 30, 2018, compared to  a net loss of $(11.9) million, or $(0.22) per share, for the three months ended September 30, 2017.

Adjusted net loss amounted to $(9.2) million, or $(0.17) per share, for the three months ended September 30, 2018, compared to adjusted net loss  of $(12.6) million, or $(0.23) per share, for the three months ended September 30, 2017.  Net loss for the three months ended September 30, 2018 is adjusted to exclude an unrealized gain on derivative instruments of $1.1 million. Please refer to the reconciliation of net loss to adjusted net loss, which appears later in this press release.

The $3.4 million reduction in adjusted net loss for the three months ended September 30, 2018, compared to the three months ended September 30, 2017, is primarily attributable to an increase of $6.1 million in revenues,  a favorable change of $1.3 million in realized gain on derivatives, a decrease of $0.9 million in voyage expenses, and an increase of $0.5 million in interest income, partially offset by increases of $2.1 million in general and administrative expenses, $1.7 million in vessel operating expenses, and $1.6 million in interest and finance costs.

The TCE rate for our fleet was $20,973 for the three months ended September 30, 2018, a 16.4% increase from a TCE rate of $18,015 from the same period in the prior year, primarily driven by increased spot market rates, partially offset by bunker prices.  Please see footnote 6 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 91.8% in the quarter ended September 30, 2017 to 95.8% in the quarter ended September 30, 2018.

Vessel operating expenses per day increased to $8,585 in the three months ended September 30, 2018 from $7,777 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters, voyage charters and other revenues earned by our vessels, were $40.8 million for the three months ended September 30, 2018, an increase of $6.1 million, or 17.5%, from $34.7 million for the three months ended September 30, 2017. The increase is primarily attributable to an increase in average TCE rates and fleet utilization. Average TCE rates increased from $18,015 for the three months ended September 30, 2017 to $20,973 for the three months ended September 30, 2018, primarily as a result of higher spot market rates during the three months ended September 30, 2018 as compared to the three months ended September 30, 2017. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $40.245 during the three months ended September 30, 2018 compared to an average of $22.171 for the three months ended September 30, 2017. Our fleet utilization increased from 91.8% during the three months ended September 30, 2017 to 95.8% during the three months ended September 30, 2018.

Vessel Operating Expenses

Vessel operating expenses were $17.4 million during the three months ended September 30, 2018, or $8,585 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the vessels that were in our fleet. This was an increase of $1.7 million, or 10.4%, from $15.7 million for the three months ended September 30, 2017. Vessel operating expenses per vessel per calendar day increased by $808 from $7,777 for the three months ended September 30, 2017 to $8,585 for the three months ended September 30, 2018. The increase in vessel operating expenses for the three months ended September 30, 2018, when compared with the three months ended September 30, 2017, was primarily the result of a $1.6 million, or $787 per vessel per calendar day, increase in spares, stores, and repairs and maintenance costs largely due to our regular preventive maintenance programs, and a $0.3 million purchase of coolant for one of our VLGCs coming off drydock in July 2018 resulting in an increase of $160 per vessel per calendar day. The increase in spares, stores, and repairs and maintenance costs were mainly due to having a VLGC in drydock during the three months ended September 30, 2018, which was not the case during the three months ended September 30, 2017. Non-capitalized expenses related to the drydock for the three months ended September 30, 2018 totaled $0.3 million, or $153 per vessel per calendar day. Partially offsetting the increases was a reduction of crew wages and related costs of $0.2 million, or $114 per vessel per calendar day.

General and Administrative Expenses

General and administrative expenses were $7.5 million for the three months ended September 30, 2018, an increase of $2.1 million, or 37.7%, from $5.4 million for the three months ended September 30, 2017. The increase was mainly due to an increase in professional and legal fees resulting from $1.7 million of expenses incurred related to the unsolicited proposal by BW LPG Limited (“BW”) to combine with us in an all-stock transaction, and a proxy contest commenced by BW, along with its affiliates, to replace three members of our board of directors with BW nominees, which proposal and proxy contest were subsequently withdrawn on October 8, 2018. Additionally, the increase in general and administrative expenses was due to increases of $0.2 million in stock-based compensation and $0.2 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $10.2 million for the three months ended September 30, 2018, an increase of $1.6 million, or 18.0%, from $8.6 million for the three months ended September 30, 2017. The increase of $1.6 million during this period was due to an increase of $2.5 million in interest incurred on our long-term debt, primarily resulting from an increase in the London Interbank Offered Rate (“LIBOR”) and an increase in average indebtedness, partially offset by a reduction of $0.9 million in amortization of deferred financing fees and loan expenses. Average indebtedness, excluding deferred financing fees, increased from $742.3 million for the three months ended September 30, 2017 to $756.1 million for the three months ended September 30, 2018. As of September 30, 2018, the outstanding balance of our long-term debt, net of deferred financing fees of $15.5 million, was $726.5 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives was approximately $1.1 million for the three months ended September 30, 2018, compared to an unrealized gain of $0.7 million for the three months ended September 30, 2017. The favorable $0.4 million change is attributable to changes in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and reductions in notional amounts.

Realized Gain/(Loss) on Derivatives

Realized gain on derivatives was approximately $0.8 million for the three months ended September 30, 2018, compared to a realized loss of $0.4 million for the three months ended September 30, 2017. The favorable $1.2 million change is attributable to increases in floating LIBOR resulting in realized gains on interest rate swaps related to the $758 million debt financing facility that we entered into in March 2015 (as amended) with a group of banks and financial institutions.

Fleet

The following table sets forth certain information regarding our fleet as of October 24, 2018.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	Time Charter(4)	Q4 2019
Captain John NP(3)	82,000	Hyundai	A	2007	—	Pool(5)	—
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	Pool(5)	—
Comet	84,000	Hyundai	B	2014	X	Time Charter(6)	Q3 2019
Corsair(3)	84,000	Hyundai	B	2014	X	Pool(5)	—
Corvette(3)	84,000	Hyundai	B	2015	X	Pool(5)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(5)	—
Concorde(3)	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q1 2019
Cobra	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q4 2018
Continental	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q4 2018
Constitution	84,000	Hyundai	B	2015	X	Pool(5)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(5)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(5)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(5)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool(5)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(5)	—
Cratis	84,000	Daewoo	C	2015	X	Pool(5)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool(5)	—
Copernicus	84,000	Daewoo	C	2015	X	Pool(5)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(8)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool(5)	—
Caravelle	84,000	Hyundai	B	2016	X	Pool(5)	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	Currently on time charter with an oil major that began in December 2014.
(5)

“Pool” indicates that the vessel is operated in the Helios Pool on a voyage charter with a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in July 2014.
(7)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on a time charter with a major oil company that began in November 2015.

Market Outlook Update

The third calendar quarter of 2018 saw significant seaborne LPG volumes with heavy lifting schedules from the Middle East and the United States. Calendar year-to-date, total U.S. exports are 11% above 2017 volumes. Fueled by growing production rates and improved arbitrage economics, exports from the United States peaked at approximately 2.9 million metric tons, translating to a record 62 VLGC liftings in July 2018.

Middle East liftings have increased by, on average, six additional cargoes each month, mostly heading East. The favorable arbitrages for both propane and butane out of the Middle East and the recent Chinese tariffs have pushed liftings higher in July and August 2018.

Northwest Europe has seen more U.S. VLGC cargoes on account of Chinese tariffs, and the petrochemical sector has continued to drive increased demand for LPG on healthy cracking margins relative to other feedstocks.

Strong margins for polypropylene kept PDH demand and subsequent Chinese demand strong over the summer.

In shipping, we saw a much stronger quarter with rates rising steadily each month. The Baltic Index exceeded $40 per metric ton during July for the first time since February 2016 and has continued to climb, averaging $42 per metric ton in September and nearly $47 per metric ton thus far in October 2018.

The VLGC orderbook stands at around 13% of the current global fleet, with another two ships scheduled for delivery this year. An additional 34 VLGCs, equivalent to around 2.8 million cbm of carrying capacity, will be added to the global fleet by year-end 2020. The average age of the global fleet is now approximately nine years old.

The above summary is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Statement of Operations Data
Revenues	$40,807,542	$34,729,021	$68,451,824	$75,754,493
Expenses			.	.
Voyage expenses	435,224	1,275,521	535,397	1,514,966
Vessel operating expenses	17,375,273	15,740,438	34,060,730	32,625,727
Depreciation and amortization	16,437,653	16,464,707	32,702,709	32,757,865
General and administrative expenses	7,462,726	5,421,145	15,866,012	13,956,054
Total expenses	41,710,876	38,901,811	83,164,848	80,854,612
Other income—related parties	584,632	638,070	1,229,149	1,271,953
Operating loss	(318,702)	(3,534,720)	(13,483,875)	(3,828,166)
Other income/(expenses)
Interest and finance costs	(10,152,672)	(8,602,430)	(20,526,953)	(16,080,164)
Interest income	451,923	28,226	912,896	44,042
Unrealized gain/(loss) on derivatives	1,051,460	652,160	2,759,076	(1,718,031)
Realized gain/(loss) on derivatives	830,991	(435,920)	1,613,556	(1,048,783)
Gain on early extinguishment of debt	—	—	—	4,117,364
Foreign currency loss, net	(40,120)	(22,452)	(48,378)	(91,368)
Total other income/(expenses), net	(7,858,418)	(8,380,416)	(15,289,803)	(14,776,940)
Net loss	$(8,177,120)	$(11,915,136)	$(28,773,678)	$(18,605,106)
Loss per common share—basic and diluted	(0.15)	(0.22)	(0.53)	(0.34)
Other Financial Data
Adjusted EBITDA(1)	$17,855,615	$14,111,332	$23,040,751	$31,582,161
Fleet Data
Calendar days(2)	2,024	2,024	4,026	4,026
Available days(3)	2,010	2,023	4,001	4,025
Operating days(4)(7)	1,925	1,857	3,589	3,651
Fleet utilization(5)(7)	95.8%	91.8%	89.7%	90.7%
Average Daily Results
Time charter equivalent rate(6)(7)	$20,973	$18,015	$18,923	$20,334
Daily vessel operating expenses(8)	$8,585	$7,777	$8,460	$8,104

	As of	As of
(in U.S. dollars)	September 30, 2018	March 31, 2018
Balance Sheet Data
Cash and cash equivalents	$48,244,169	$103,505,676
Restricted cash—non-current	35,636,008	25,862,704
Total assets	1,679,160,894	1,736,110,156
Total debt including current portion—net of deferred financing fees of $15.5 million and $16.1 million as of September 30, 2018 and March 31, 2018, respectively.	726,536,136	759,103,152
Total liabilities	746,696,829	776,696,794
Total shareholders’ equity	$932,464,065	$959,413,362

(1)

Adjusted EBITDA is a non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net loss to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net loss	$(8,177,120)	$(11,915,136)	$(28,773,678)	$(18,605,106)
Interest and finance costs	10,152,672	8,602,430	20,526,953	16,080,164
Unrealized gain on derivatives	(1,051,460)	(652,160)	(2,759,076)	1,718,031
Realized (gain)/loss on derivatives	(830,991)	435,920	(1,613,556)	1,048,783
Gain on early extinguishment of debt	—	—	—	(4,117,364)
Stock-based compensation expense	1,324,861	1,175,571	2,957,399	2,699,788
Depreciation and amortization	16,437,653	16,464,707	32,702,709	32,757,865
Adjusted EBITDA	$17,855,615	$14,111,332	$23,040,751	$31,582,161

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except operating days)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Numerator:
Revenues	$40,807,542	$34,729,021	$68,451,824	$75,754,493
Voyage expenses	(435,224)	(1,275,521)	(535,397)	(1,514,966)
Time charter equivalent	$40,372,318	$33,453,500	$67,916,427	$74,239,527

Denominator:
Operating days	1,925	1,857	3,589	3,651
TCE rate:
Time charter equivalent rate	$20,973	$18,015	$18,923	$20,334

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool (the “Company Methodology”). If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter (the “Alternate Methodology”), our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies since the inception of the Helios Pool is as follows:

	Three months ended		Six months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Company Methodology:
Operating Days	1,925	1,857	3,589	3,651
Fleet Utilization	95.8%	91.8%	89.7%	90.7%
Time charter equivalent	$20,973	$18,015	$18,923	$20,334

Alternate Methodology:
Operating Days	2,010	2,005	4,000	4,007
Fleet Utilization	100.0%	99.1%	100.0%	99.6%
Time charter equivalent	$20,086	$16,685	$16,979	$18,527

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net loss and adjusted EPS. We believe that adjusted net loss and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net loss and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net loss and EPS to adjusted net loss and adjusted EPS, respectively, for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net loss	$(8,177,120)	$(11,915,136)	$(28,773,678)	$(18,605,106)
Unrealized (gain)/loss on derivatives	(1,051,460)	(652,160)	(2,759,076)	1,718,031
Gain on early extinguishment of debt	—	—	—	(4,117,364)
Adjusted net loss	$(9,228,580)	$(12,567,296)	$(31,532,754)	$(21,004,439)

Loss per common share—diluted	$(0.15)	$(0.22)	$(0.53)	$(0.34)
Unrealized (gain)/loss on derivatives	(0.02)	(0.01)	(0.05)	0.03
Gain on early extinguishment of debt	—	—	—	(0.08)
Adjusted loss per common share—diluted	$(0.17)	$(0.23)	$(0.58)	$(0.39)

Conference Call

A  conference call to discuss the results will be held today, October 31, 2018 at 10:00 a.m. EDT. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. EDT the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13684524. The replay will be available until November 7, 2018, at 11:59 p.m. EST.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.